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                                                                      Exhibit 99


Editorial Contact:   Joyce A. Saltzman
                     412-553-4467

Investor Relations:  Charles D. McLane, Jr.
                     212-836-2764
                     Paul Kisner
                     212-836-2675

Alcoa Agrees to Acquire Ivex Packaging Corporation; Move Broadens Alcoa's Position in the Food Service and Consumer Packaging Industry

           PITTSBURGH, March 18, 2002 - Alcoa Inc. announced today that it has entered into an agreement to acquire Chicago-based Ivex Packaging Corporation in which the shareholders of Ivex will receive $21.50 per share in cash. The total enterprise value of the acquisition, including the assumption of debt, is approximately $790 million. The acquisition will exclude Ivex's 48.2% interest in the common stock of Packaging Dynamics Corporation, which will be distributed to Ivex's shareholders.

           Ivex is a leading manufacturer of specialty plastic packaging for the food, electronic, medical, and retail markets with revenues totaling $643 million in 2001. Ivex has approximately 3,700 employees primarily in North America, as well as Europe and Southeast Asia. It will become part of Alcoa's global packaging and consumer business.

           "The addition of Ivex will broaden Alcoa's position in the food packaging and foodservice packaging markets, where we already have a strong presence," said Alcoa Chairman Alain Belda. "This acquisition is consistent with our previously articulated strategy to profitably grow our packaging and consumer business."

           Alcoa expects the transaction to be accretive to earnings within the first year and estimates the potential for annual synergies to be $75 to $100 million within three years.

           Alcoa's global packaging and consumer segment had $2.7 billion in revenues and an after-tax operating income of $185 million in 2001.

           The transaction is subject to the approval of Ivex shareholders and customary regulatory approvals. The parties expect the transaction to be completed during the second quarter of 2002.

           Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina and is active in all major aspects of the industry - mining, refining, smelting, fabricating and recycling. Alcoa's aluminum products and components are used worldwide in many products including aircraft and automobiles and a wide variety of consumer and industrial applications, including such Alcoa brands as Reynolds Wrap(R) aluminum foil and Baco(R) household wraps. Alcoa has 129,000 employees in 38 countries.

                                       ###

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements related to this transaction to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include Alcoa's inability to achieve the level of synergies anticipated by management, including possible increases in the cost of doing business resulting from war or terrorist activities, and other risk factors summarized in Alcoa's SEC reports.

Alcoa Inc. (NYSE: AA)
Ivex Packaging Corp. (NYSE: IXX)